Exhibit 99.1

Brigham Exploration Reports Second Quarter Results and Provides Third Quarter Forecasts

          AUSTIN, Texas, Aug. 2 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) today announced its financial results for the second quarter and six months ended June 30, 2005.

          SECOND QUARTER 2005 RESULTS

          Average daily production volumes for the second quarter 2005 were down 14% to 29.5 MMcfe/d, when compared to last year.  The decrease in production is primarily due to natural decline of existing production and the lack of significant wells reaching total depth and coming on line during the quarter to materially contribute to production.

          Our revenues from the sale of oil and natural gas for the second quarter 2005 were up slightly when compared to the same period last year.  An improvement in the sales price we received for the sale of our oil and natural gas combined with a decrease in losses from the settlement of derivative contracts were the primary reasons for the increase in our revenue.  These increases were partially offset by a decrease in revenue due to lower production volumes.

          Our production cost, which includes costs for operating and maintaining (O&M expense) our producing wells, expensed workovers, ad valorem taxes and production taxes were down 20% when compared to the first quarter last year. Our production costs for the second quarter 2005 includes a reduction for costs related to workovers performed and reported as workover expense in the first quarter 2005 and insurance reimbursements.  Brigham made the reclassification of these workover costs to capital costs instead of expense, after further information regarding the nature of these costs became available.  Excluding the reclassification and insurance reimbursements, our production costs for the second quarter 2005 were 4% lower than the second quarter last year.  A $529,000 decrease in our second quarter 2005 production taxes due to lower production volumes and the receipt of severance tax refunds on six wells, were the primary reasons for the decrease in our production costs.  The decrease in production taxes was partially offset by a 36% increase in O&M expenses, 25% increase in costs for expensed workovers and a 29% increase in ad valorem taxes.  Approximately 61% of the increase in O&M expenses was related to new wells that were not producing during the second quarter last year, while the increase in ad valorem taxes was the result of higher oil and natural gas prices in 2004.  On a unit basis, our second quarter 2005 production costs, excluding the reclassification and insurance reimbursements were $0.09 per Mcfe higher than the second quarter last year.

          General and administrative expenses for the second quarter 2005 were up 9% when compared to the second quarter last year.  This increase was primarily due to increase in fees paid to outside consultants and our independent public accountants for work related to Section 404 of Sarbanes-Oxley and increases in costs for contract employees, employee training, corporate insurance and travel.  Due to these higher costs, combined with lower production for the quarter, our second quarter 2005 general and administrative expenses on a unit basis increased 26% to $0.49 per Mcfe.

          Depletion expense for the second quarter 2005 was $7.2 million ($2.71 per Mcfe) compared to $5.5 million ($1.79 per Mcfe) in the second quarter last year.  An increase in our depletion rate resulted in a $2.4 million increase in our second quarter 2005 depletion expense.  This increase was partially offset by a decrease of $764,000 due to lower production.    Operating income for the second quarter 2005 was $8 million, which was 9% lower than operating income in the second quarter of 2004.

          Our net interest expense for the second quarter 2005 was 10% lower than last year.  This decline was primarily due to a $234,000 increase in the amount of interest that we capitalized during the second quarter 2005.  This increase in capitalized interest more than offset an increase in our total interest for the second quarter 2005.  The primary factor that led to the increase in our total interest for the second quarter 2005 was an increase in amount of borrowings outstanding under our senior credit facility and an increase in the rate that we paid on those borrowing due to an increase in the Eurodollar rate.  Our weighted average debt outstanding for the second quarter 2005 was $74.9 million compared to $62.7 million last year.

          Our reported net income for the second quarter was $4.8 million ($0.11 per diluted share) compared to net income of $5.1 million ($0.13 per diluted share) in the second quarter last year.

          Our net capital expenditures for oil and natural gas activities in the second quarter 2005 were $35.1 million.  Net capital expenditures for the second quarter 2005 and 2004 were:

	Three Months Ended June 30,

	2005	2004

	(in thousands)
Drilling	$27,781	$18,697
Net land and G&G	5,432	2,404
Capitalized costs	1,780	1,574
Capitalized FAS 143 ARO	134	234
Total capital expenditures	$35,127	$22,909

          FIRST SIX MONTHS 2005 RESULTS

          Average daily production volumes for the first six months of 2005 were down 13% to 29.8 MMcfe/d, when compared to last year.  The decrease in production is primarily due to natural decline of existing production and the lack of significant wells reaching total depth and coming on line during the first two quarters to materially contribute to production.

          Our revenues from the sale of oil and natural gas for the first six months of 2005 were slightly higher than our revenues last year.  The primary reasons for this increase were an improvement in the sales price we received for oil and natural gas and a decrease in losses from the settlement of derivative contracts.  These increases were partially offset by a decrease in revenue due to lower production volumes.

          Our production costs for the first six months of 2005 were up 7%, to $4.8 million, when compared to last year.  A $764,000 increase in O&M expenses and $158,000 in ad valorem taxes were the primary reasons for the increase in our production costs.  Approximately 64% of the increase in O&M expenses was related to new producing wells that were not producing during the first six months of last year, while the increase in ad valorem taxes was due to higher oil and natural gas prices in 2004.  These increases were partially offset by decreases in our workover expenses and production taxes.  The decrease in our production taxes was due lower production volumes and the receipt of severance tax refunds on six wells.  On a unit basis, our production costs for the first six months of 2005 were $0.16 per Mcfe higher than they were last year.  A $0.19 per Mcfe increase in our O&M expenses and a $0.04 increase in our ad valorem tax expense were the primary reasons for the increase in our unit production costs.  These increases were partially offset by a $0.07 per Mcfe decrease in our unit production taxes for the first six months of 2005.

          General and administrative expenses for the first half of 2005 were down by 1% when compared to the first half of last year.   This decrease was primarily due to decreases in employee compensation expense, office rent, financial reporting expenses and legal fees.  Counter to these lower costs, lower production volumes during the first six months of 2005 led to a 15% increase our general and administrative expenses on a unit basis.

          Depletion expense for the first six months of 2005 was $13.7 million ($2.55 per Mcfe) compared to $10.6 million ($1.73 per Mcfe) in the first six months last year.  An increase in our depletion rate resulted in a $4.4 million increase to our depletion expense for the first six months of 2005.  This increase was partially offset by a decrease of $1.4 million due to lower production.  The increase in our depletion rate was primarily the result of increased costs of reserve additions during the first six months of 2005. Operating income for the first half of 2005 was $14 million and 17% lower when compared to operating income from the first six months of 2004.

          Our net interest expense for the first six months of 2005 was 8% lower than last year.  This decline was primarily due to a $278,000 increase in the amount of interest that we capitalized during the period.  The increase in the amount of interest we capitalized more than offset an increase in our total interest for the first six months of 2005.  The primary factor that led to the increase in our total interest for the first six months of 2005 was an increase in the average amount we borrowed under our senior credit facility and an increase in the rate that we paid on those borrowings due to an increase in the Eurodollar rate.  Our weighted average debt outstanding for the first six months of 2005 was $68.2 million compared to $58.7 million last year.

          Our reported net income for the first six months of 2005 was  $7.9 million ($0.18 per diluted share) versus net income of $10.1 million ($0.25 per diluted share) for the same period last year.

          Our year to date thru June 30, 2005 net capital expenditures for oil and natural gas activities were $59 million.  Net capital expenditures for the first six months of 2005 and 2004 were:

	Six Months Ended June 30,

	2005	2004

	(in thousands)
Drilling	$45,238	$31,262
Net land and G&G	10,246	5,221
Capitalized costs	3,381	3,161
Capitalized FAS 143 ARO	160	335
Total capital expenditures	$59,025	$39,979

          THIRD QUARTER 2005 FORECAST

          The following forecasts and estimates of our third quarter 2005 results are forward looking statements subject to the risks and uncertainties identified in the “Forward Looking Statements Disclosure” at the end of this release.

          We currently expect our third quarter 2005 production volumes to average between 31 MMcfe/d and 37 MMcfe/d (76% natural gas). For the third quarter 2005, lease operating expenses are projected to be $0.65 per Mcfe based on the mid-point of our production guidance, production taxes are projected to be approximately 5.4% of pre-hedge oil and natural gas revenues, and general and administrative expenses are projected to be $1.4 million ($0.50 to $0.42 per Mcfe).

          Based on these production and cost estimates, assumed average NYMEX prices of $7.59 per MMbtu for natural gas and $61.33 per barrel for oil, and taking into account current derivative contracts outstanding, we forecast that our third quarter 2005 revenue will be between $22.4 and $26.7 million and operating income will be between $10 and $12.6 million.

          Gene Shepherd, Brigham’s Chief Financial Officer, commented, “We are obviously disappointed in our second quarter production volumes and the impact that the delays in getting wells hooked up to production has had on our second quarter financial performance.  However, and as indicated by our operational press release last week, production volumes for the month of July have been positively impacted by some of the recent wells we have brought on line. Furthermore, we have a number of new wells, most notably the State Tract #254 and the Mills Ranch #2-98, that we believe will be contributing to our third quarter volumes.”

          Shepherd further added, “Obviously, with the lower level of production achieved in the first two quarters, achieving our 2005 production guidance that we issued at the beginning of the year becomes much more difficult.  Once we have a better understanding of the impact that several of these key wells will have on our production volumes, we plan to update our 2005 full year production guidance.”

          ABOUT BRIGHAM EXPLORATION

          Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces.  For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          CONFERENCE CALL INFORMATION

          Our management will host a conference call to discuss its operational and financial results for the second quarter 2005 with investors, analysts and other interested parties on Wednesday, August 3, 2005, at 10:00 a.m. eastern time.  To participate in the call, participants within the U.S. please dial 800.573.4840 and participants outside the U.S. please dial 617.224.4326.  The participant passcode for the call is 95832803.  A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 12:00 p.m. eastern time on Friday, September 2, 2005.  To access the recording, domestic callers dial 888-286-8010 and international callers dial 617-801-6888.  The passcode for the conference call playback is 14829998. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com .  A copy of this press release and other financial and statistical information about the periods covered by this press release and by the conference call that will take place on August 3, 2005, will be available on our website.  To access the press release: go to www.bexp3d.com and click on News Releases.  The file with a copy of the press release is named Brigham Exploration Reports Second Quarter Results and Provides Third Quarter Forecast and is dated August 2, 2005.  To access the other financial and statistical information that will be covered by the conference call that will take place on August 3, 2005, go to www.bexp3d.com and click on Event Calendar.  The file with the other financial and statistical information is named Financial and Statistical Information for the Second Quarter 2005 Conference Call and is dated August 3, 2005.

          FORWARD LOOKING STATEMENTS DISCLOSURE

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company’s filings with the Securities and Exchange Commission.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues:
Oil and natural gas sales	$18,434	$17,916	$35,137	$34,735
Other	56	41	99	42
	$18,490	$17,957	$35,236	$34,777
Costs and expenses:
Lease operating	1,390	1,305	3,608	2,714
Production taxes	366	896	1,168	1,759
General and administrative	1,304	1,199	2,402	2,419
Depletion of oil and natural gas properties	7,206	5,524	13,659	10,648
Depreciation and amortization	178	184	360	365
Accretion of discount on ARO	43	40	82	77
	$10,487	$9,148	$21,279	$17,982
Operating income	$8,003	$8,809	$13,957	$16,795
Interest expense, net	(766)	(854)	(1,507)	(1,636)
Interest income	52	15	91	29
Other income (expense) (a)	177	(118)	(354)	9
Income before income taxes	$7,466	$7,852	$12,187	$15,197
Deferred income tax expense	(2,656)	(2,714)	(4,329)	(5,134)
Net income (loss)	$4,810	$5,138	$7,858	$10,063
Net income (loss) to common per share:
Basic	$0.11	$0.13	$0.19	$0.26
Diluted	$0.11	$0.13	$0.18	$0.25
Wt. Avg. common shares outstanding:
Basic	42,189	39,287	42,144	39,261
Diluted	43,206	40,391	43,162	40,354
(a) Includes non-cash gain (loss) related to changes in the fair market value of our derivative contracts:	$140	$(187)	$(466)	$(60)

BRIGHAM EXPLORATION COMPANY
PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Average net daily production:
Natural gas (MMcf)	22.7	25.0	22.4	24.1
Oil (Bbls)	1,145	1,566	1,226	1,669
Equivalent natural gas (MMcfe) (6:1)	29.5	34.4	29.8	34.1
Total net production:
Natural gas (MMcf)	2,041	2,246	4,035	4,339
Oil (MBbls)	103	141	221	300
Equivalent natural gas (MMcfe) (6:1)	2,659	3,092	5,359	6,142
% Natural gas	77%	73%	75%	71%
Sales prices (Before hedging):
Natural gas ($/Mcf)	$6.73	$6.19	$6.27	$6.00
Oil ($/Bbl)	51.56	37.81	49.84	35.79
Equivalent natural gas ($/Mcfe) (6:1)	7.16	6.22	6.77	5.99
Realized prices (Post hedging):
Natural gas ($/Mcf) (a)	$6.62	$5.90	$6.21	$5.80
Oil ($/Bbl) (a)	47.83	33.05	45.65	31.88
Equivalent natural gas ($/Mcfe) (6:1) (a)	6.93	5.79	6.56	5.66
(a) Includes the effects of hedging gains (losses) of:
Natural gas ($/Mcf)	$(0.11)	$(0.29)	$(0.06)	$(0.20)
Oil ($/Bbl)	(3.73)	(4.76)	(4.19)	(3.91)

SUMMARY CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2005	December 31, 2004

	(unaudited)
Assets:
Current assets	$20,710	$20,994
Oil and natural gas properties, net (full cost method)	307,345	261,979
Other property and equipment, net	1,048	1,209
Other non-current assets	2,716	2,125
Total assets	$331,819	$286,307
Liabilities and stockholders’ equity:
Current liabilities	$38,558	$40,494
Senior credit facility	44,400	21,000
Senior subordinated notes	30,000	20,000
Mandatorily redeemable preferred stock, Series A	9,901	9,520
Deferred income tax liability	13,291	9,031
Other non-current liabilities	3,200	2,986
Total liabilities	$139,350	$103,031
Stockholders’ equity	192,469	183,276
Total liabilities and stockholders’ equity	$331,819	$286,307

BRIGHAM EXPLORATION COMPANY
SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Cash flows from operating activities:
Net income	$4,810	$5,138	$7,858	$10,063
Depletion, depreciation and amortization	7,384	5,708	14,019	11,013
Accretion of discount on ARO	43	40	82	77
Interest paid through issuance of add’l redeemable preferred stock	193	179	381	354
Amortization of deferred loan fees	127	191	253	383
Market value adjustments for derivatives instruments	(140)	187	466	60
Deferred income tax expense	2,656	2,714	4,329	5,134
Other noncash items	47	—	59	—
Changes in operating assets and liabilities	6,837	2,599	754	(1,734)
Cash flows provided by operating activities	$21,957	$16,756	$28,201	$25,350
Cash flows used by investing activities	(36,169)	(21,050)	(56,813)	(38,107)
Cash flows (used) provided by financing activities	15,996	7,746	32,756	18,089
Net increase (decrease) in cash and cash equivalents	$1,784	$3,452	$4,144	$5,332

SUMMARY PER MCFE DATA
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenues:
Oil and natural gas sales	$6.93	$5.79	$6.56	$5.66
Other revenue	0.02	0.01	0.02	0.01
	$6.95	$5.80	$6.58	$5.67
Costs and expenses:
Lease operating	0.52	0.42	0.67	0.44
Production taxes	0.14	0.29	0.22	0.29
General and administrative	0.49	0.39	0.45	0.39
Depletion of natural gas and oil properties	2.71	1.79	2.55	1.73
Depreciation and amortization	0.07	0.06	0.07	0.06
Accretion of discount on ARO	0.02	0.01	0.02	0.01
	$3.95	$2.96	$3.98	$2.92
Operating income	$3.00	$2.84	$2.60	$2.75
Interest expense, net of interest income (a)	(0.27)	(0.27)	(0.26)	(0.26)
Other income (expense) (b)	0.01	0.02	0.02	0.01
Adjusted income	$2.74	$2.59	$2.36	$2.50

(a) Calculated as interest expense minus interest income divided by production for period.
(b) Excludes non-cash gains/(losses) arising from hedge accounting for certain of our oil and natural gas hedges.

BRIGHAM EXPLORATION COMPANY
SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF AUGUST 2, 2005
(unaudited)

          We use derivative instruments to manage risks associated with natural gas and crude oil price volatility.  Derivative instruments that meet the hedge criteria in SFAS No. 133 are designated as cash-flow hedges.  Derivative instruments that do not meet the hedge criteria in SFAS No. 133 are not designated as hedges.  We used derivative instruments designated as cash-flow hedges to mitigate the risk of variability in cash flows from oil and natural gas sales due to changes in market prices.

          Cash-Flow Hedges

          Our cash-flow hedges consisted of fixed-price swaps and costless collars (purchased put options and written call options).  The fixed-price swap agreements are used to fix the prices of anticipated future oil and natural gas production. The costless collars are used to establish floor and ceiling prices on anticipated future oil and natural gas production.  There were no net premiums received when we entered into these option agreements.

          Derivatives Not Designated as Hedges

          Our derivative positions included option contracts that are not designated as hedges.  These positions were entered into to offset the cost of other option positions that are designated as hedges.

          The following table summarizes our commodity related derivative contracts outstanding at August 2, 2005.  The volumes and prices reflected in the table represent average daily contract amounts for the quarterly periods presented and the corresponding NYMEX reference price.

		2005		2006
	Hedge Strategy
		Q3	Q4	Q1	Q2	Q3	Q4

Natural Gas Costless Collars:
Daily volumes MMBtu/d		1,957	652	—	—	—	—
Floor (Purchased put) $/MMBtu	Cash flow	$5.45	$5.45	—	—	—	—
Cap (Written call) $/MMBtu	Cash flow	$8.00	$8.00	—	—	—	—
Natural Gas Three-way Structures:
Daily volumes MMBtu/d		5,217	4,348	4,000	1,978	1,957	652
Floor (Purchased put) $/MMBtu	Cash flow	$6.38	$7.04	$7.48	$7.50	$7.50	$7.50
Cap (Written call) $/MMBtu	Cash flow	$7.41	$8.58	$9.35	$9.15	$9.15	$9.15
Written put $/MMBtu	Undesignated	$5.28	$5.76	$6.08	$6.25	$6.25	$6.25
Crude Oil Costless Collars:
Daily volumes Bbls/d		—	—	—	181	—	—
Floor (Purchased put) $/Bbl	Cash flow	—	—	—	$54.80	—	—
Cap (Written call) $/Bbl	Cash flow	—	—	—	$75.00	—	—
Crude Oil Three-way Structures:
Daily volumes Bbls/d		359	359	200	—	—	—
Floor (Purchased put) $/Bbl	Cash flow	$44.36	$44.36	$48.00	—	—	—
Cap (Written call) $/Bbl	Cash flow	$57.20	$57.20	$60.70	—	—	—
Written put $/Bbl	Undesignated	$34.36	$34.36	$38.00	—	—	—

          Contact:  John Turner, Director of Finance & Business Development
                          (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                             08/02/2005
          /CONTACT:  John Turner, Director of Finance & Business Development of Brigham Exploration Company, +1-512-427-3300/
          /Web site:     http://www.bexp3d.com
                               http://www.streetevents.com /

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